UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 4, 2008

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-31560	98-0355609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On February 4, 2008, we announced that our Board of Directors approved an increase in our quarterly dividend from $0.10 to $0.12 per share, effective with the dividend expected to be paid to shareholders after the conclusion of our third fiscal quarter of 2008.

Additionally, we announced that our Board of Directors has authorized the repurchase of up to an additional $2.5 billion of our outstanding common shares over the next 24 months.

We expect to fund the share repurchase through a combination of cash on hand, future cash flow from operations and potential alternative sources of financing. Share repurchases under this program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions or otherwise, or by any combination of such methods. The timing and actual number of shares repurchased will depend on a variety of factors including the common share price, corporate and regulatory requirements and other market and economic conditions. The share repurchase program may be suspended or discontinued at any time.

Attached as Exhibit 99.1 hereto the press release we issued on February 4, 2008, regarding the increase in the authorized quarterly dividend amount and share repurchase program in order for it to be incorporated into our filings made pursuant to the Securities Act.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Seagate Technology announcement of dividend increase and new $2.5 billion, share repurchase authorization

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY

Date: February 4, 2008	By:	/s/ Charles C. Pope
	Name:	Charles C. Pope
	Title:	Executive Vice President and Chief Financial Officer